UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 28, 2019

Date of Report (Date of earliest event reported)

Tocagen Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38052	26-1243872
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

4242 Campus Point Court, Suite 500 San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 412-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TOCA	The Nasdaq Global Select Market

Item 1.01Entry into a Material Definitive Agreement.

On October 31, 2019, Tocagen Inc. (the “Company”) entered into an amendment to its Loan and Security Agreement (the “Second Amendment”) with Oxford Finance LLC, as Collateral Agent (the “Agent”) and Silicon Valley Bank (the “Lenders”), dated May 18, 2018, as amended, pursuant to which the Lenders lent the Company $26.5 million in term loans (the “Term Loans”).

Pursuant to the terms of the Second Amendment, the Lenders (i) agree to waive any prepayment fee otherwise applicable to a prepayment of the Term Loans in connection with any prepayment of the Term Loans on or after the date of the Second Amendment, (ii) consent to the sale of certain specified equipment, so long as the net cash proceeds from the sale of such assets are used to repay the Term Loans, and (iii) release their lien on the specified equipment upon the closing of any such sale.

The Company also has agreed to grant the Agent a security interest in the Company’s intellectual property as additional collateral to secure the Term Loans, pursuant to the Second Amendment for ratable benefit of the Lenders.

In connection with the Second Amendment, the Company made a prepayment of $23.3 million, which amount was used to prepay (A) a portion equal to $21.5 million of the outstanding principal of the Term Loans plus all accrued and unpaid interest thereon through the prepayment date, (B) pro rated portion of the final payment with respect to the portion of such Term Loans being prepaid, plus (C) all outstanding Lenders’ expenses as of the Second Amendment date.

After the date of the Second Amendment and prior to May 31, 2020, the Company may pay down portions of the Term Loans in amounts equal to not less than $500,000,which amount shall be used to prepay all or a portion of the outstanding principal of the Term Loans plus all accrued and unpaid interest thereon through the prepayment date, prorated portion of the final payment due with respect to the portion of such Term Loans being prepaid, plus all outstanding Lenders’ Expenses as of the prepayment date.

The foregoing is only a summary of the material terms of the Second Amendment, does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 28, 2019, Tocagen Inc. (the “Company”) received a letter (the “Notice”) from The Nasdaq Stock Market (“Nasdaq”) advising the Company that for 30 consecutive trading days preceding the date of the Notice, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued listing on The Nasdaq Global Select Market pursuant to Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Requirement”).

The Notice has no effect on the listing of the Company’s common stock at this time, and the Company’s common stock continues to trade on The Nasdaq Global Select Market under the symbol “TOCA”.

Under Nasdaq Listing Rule 5810(c)(3)(A), if during the 180 calendar day period following the date of the Notice (the “Compliance Period”) the closing bid price of the Company’s common stock is at or above $1.00 for a minimum of 10 consecutive business days, the Company will regain compliance with the Minimum Bid Price Requirement and its common stock will continue to be eligible for listing on The Nasdaq Global Select Market absent noncompliance with any other requirement for continued listing.

If the Company does not regain compliance with the Minimum Bid Price Requirement by the end of the Compliance Period, under Nasdaq Listing Rule 5810(c)(3)(A)(ii) if on the last day of the Compliance Period the Company is in compliance with the market value of publicly held shares requirement for continued listing as well as all other standards for initial listing of its common stock on The Nasdaq Capital Market (other than the bid price requirement), the Company may apply to transfer the listing of its common stock to The Nasdaq Capital Market if the Company also provides written notice to Nasdaq of its intention to cure the deficiency during a second compliance period (by effecting a reverse stock split if necessary, at which point Nasdaq may grant the Company additional time to regain compliance with the Minimum Bid Price Requirement.

If the Company does not regain compliance with the Minimum Bid Price Requirement by the end of the Compliance Period and it determines not to submit a transfer application and make the required representation, the Company’s common stock will be subject to delisting.

The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider implementing available options to regain compliance with the Minimum Bid Price Requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tocagen Inc.

Date: November 1, 2019	By:	/s/ Mark Foletta
Mark Foletta
Chief Financial Officer